Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick
      Senior Vice President
  Corporate Secretary
  (631) 537-1001, ext. 7263

BRIDGE BANCORP, INC. REPORTS SECOND QUARTER 2007 EARNINGS
Bridge Bancorp, Inc. Earnings Per Share Up 9.1% Over Last Year

(Bridgehampton, NY - July 20, 2007) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), today reported increased net income and diluted earnings per share for the second quarter, and increased diluted earnings per share for the six month period ended June 30, 2007, over the same period last year.

Highlights include:
- net income for the second quarter 2007 of $2,207,000 or $0.36 diluted earnings per share, representing increases of 8.3% and 9.1% respectively, over the second quarter 2006;
- net income for the six months ended June 30, 2007 of $3,956,000 or $0.65 diluted earnings per share, compared to $3,977,000 and $0.64, respectively, for the same period last year;
- growth in net interest income of 6.3% for the second quarter of 2007 and 1.5% for the first six months of 2007 over last year;
- an increase in other income of 22.3% for the second quarter and 27.5% for the first six months of 2007 over 2006;
- total assets of $591,132,000 at June 30, 2007, a 12.5% increase over the same date last year;
- total loans of $346,857,000 at June 30, 2007, an 11.5% increase over June 30, 2006;
- continued strong credit quality;
- total deposits of $541,058,000 at June 30, 2007, a 19.5% increase over June 30, 2006, including 5.9% demand deposit growth;
- management of the net interest margin to 4.6% for the first six months of 2007;
- returns on average equity and average assets for the first six months of 2007 of 17.10% and 1.35% respectively;
- the upcoming opening of the Bank’s Wading River branch scheduled for later this year; and
-  the declaration of a cash dividend of $0.23 for the second quarter 2007, continuing Bridge Bancorp, Inc.’s long term trend of uninterrupted dividends.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on the Company’s second quarter and first half of 2007 financial results, “We remain cautiously optimistic as we report increased earnings for the quarter over the previous year, such that we have been able to close the gap between earnings year over year for the first half of 2007, ending the six month period with net income down just 0.5% and diluted earnings per share 1.6% higher than the same period last year.  Net income and diluted earnings per share increased 8.3% and 9.1% respectively, for the second quarter of 2007.

“While we experienced minor relief in the interest rate environment during the second quarter 2007, our success in improving profitability is largely the result of our diligent focus on the Company’s key growth and service objectives.  Maintaining this discipline is not as simple as it sounds as intense competition on both sides of the balance sheet and continued pressure on non-interest expense were constants in the operating environment.  I am pleased to commend our staff throughout the Bank for their extraordinary effort towards our Company’s sales and service initiatives.”

Income Statement
Mr. Tobin continued, “During the first half of the year, the Bank was not immune to the industry-wide struggle to grow earnings, as long term pressure on the net interest margin further pressured net interest income growth. We have seen the positive effects of improvements in both rate and volume, with net interest income growth of 6.3% and 1.5% for the second quarter and first six months of 2007, respectively.  Growth in non-interest income of 22.3% for the second quarter 2007, and 27.5% for the first six months of 2007, also contributed to our positive results.  Increases in non-interest income for both the quarter and six month period resulted primarily from growth in title insurance services revenues and banking fees.  We continue to focus on slowing the growth of non-interest expense relative to revenues.  Non-interest expense grew 7.4% for the second quarter and 12.9% for the first six months of 2007.  Salaries, as well as marketing, item processing and systems expenses related to the new branches comprise the largest segment of the increase during the first six months of 2007.  The costs of implementation of increased regulatory requirements, including legal, audit and human resource, continue to be burdensome for community banks.  Attention to operational efficiency remains a top priority.”

Balance Sheet
Bridge Bancorp, Inc. reported asset growth of 12.5% at June 30, 2007 over the same date the prior year to $591,132,000.  Mr. Tobin commented further, “Loan growth continued at a steady pace increasing 11.5% at June 30, 2007 over the same date last year.  A varied mix of real estate loans comprised a large part of the increase, with non real estate based commercial and industrial loans also contributing to loan growth.

“Loan growth was funded primarily with deposit growth of 19.5%.  Growth in deposits among the Bank’s core deposit base of consumer and commercial relationships of 16.2% was particularly gratifying, as benefits of the Bank’s service initiatives, new branches, and the introduction of relationship-based promotional products took hold.  Total deposits increased to $541,058,000 at June 30, 2007, including both core and municipal deposit growth.  Demand deposits, a key source of low cost funding for loans, comprised 35.8% of total deposits at June 30, 2007.”

Asset  Quality
During the quarter ended June 30, 2007, $50,000 was added to the allowance for loan losses, due primarily to growth in the loan portfolio during the quarter; a total of $95,000 has been added to the allowance for loan losses for the first six months of 2007.  Management continues to carefully monitor the loan portfolio as well as real estate trends on eastern Long Island.  As reported last quarter, while effects of sub prime lending can be seen in the marketplace in the form of impaired loans at other lending institutions, the consistent and rigorous underwriting standards of The Bridgehampton National Bank preclude sub prime lending.  Management does not anticipate negative effects on the Bank’s loan portfolio.

Opportunities
Mr. Tobin concluded, “The Company is positioned well as we begin the second half of 2007.  During the first half of 2007, we refined our approach to competitive pressures in the marketplace and the current yield curve environment so that we were able to profitably grow our franchise.  We are especially pleased with the increase in core deposits, which reflects new and expanded customer relationships in both new and mature markets.  The Bank’s loan pipeline continues to be steady.  The active real estate market and our attention to growing the Bridge Abstract customer base will provide additional benefits.  The Bank expects growth benefits of our newly opened branches throughout 2007, building momentum for 2008.  Bringing Wading River on line during the fourth quarter further strengthens our franchise going forward.  We continue to make our way through the municipal process and expect that the opening of our new facility in the Village of East Hampton will be a 2008 event.

“During the second quarter, the Bank began beta testing BNB’s remote deposit capture product.  Remote deposit capture provides commercial customers the convenience of making check deposits at their business.  It also allows the Bank to expand its deposit base, especially in areas without local BNB branches.

“While Howard Nolan, Senior Executive Vice President and Chief Operating Officer, is serving as Interim Chief Financial Officer (CFO), our CFO search is actively underway.  We look forward to bringing new expertise and strengths to our management team.

“Overall, we are pleased with our progress to date, and the discipline with which we have applied our resources to augment our growth trends.  We remain dedicated to providing continued long term value to shareholders.”

The Bridgehampton National Bank operates retail branches in Bridgehampton, Cutchogue, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, and Westhampton Beach.  The Bank will open its first full-service branch in the Town of Riverhead in Wading River, NY later this year.

Attached to this release are selected financial highlights for the quarter.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
-more-

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	June 30,	December 31,	June 30,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$27,652	$13,263	$12,884
Investment in debt and equity securities, net:
Securities available for sale, at fair value	187,849	202,590	175,821
Securities, restricted	812	878	1,391
Securities held to maturity	4,992	9,444	1,987
Loans	346,857	325,997	311,011
Less: Allowance for loan losses	(2,638)	(2,512)	(2,386)
Loans, net	344,219	323,485	308,625
Banking premises and equipment, net	18,298	18,005	16,483
Accrued interest receivable and other assets	7,310	5,979	8,252
Total Assets	$591,132	$573,644	$525,443

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$193,863	$173,628	$183,065
Savings, N.O.W. and money market deposits	285,446	269,966	231,754
Certificates of deposit of $100,000 or more and other time deposits	61,749	60,818	37,916
Overnight borrowings	-	18,600	24,300
Other liabilities and accrued expenses	4,596	5,093	4,117
Total Stockholders' Equity	45,478	45,539	44,291
Total Liabilities and Stockholders' Equity	$591,132	$573,644	$525,443

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Interest income	$8,862	$7,674	$17,418	$15,229
Interest expense	2,707	1,882	5,476	3,458
Net interest income	6,155	5,792	11,942	11,771
Provision for loan losses	50	-	95	-
Net interest income after provision for loan losses	6,105	5,792	11,847	11,771

Other income	1,541	1,260	2,876	2,256
Net security gains (losses)	-	-	(101)	(257)
Other expenses	4,376	4,073	8,856	7,842
Income before income taxes	3,270	2,979	5,766	5,928

Provision for income taxes	1,063	941	1,810	1,951
Net income	$2,207	$2,038	$3,956	$3,977
Basic earnings per share	$0.36	$0.33	$0.65	$0.64
Diluted earnings per share	$0.36	$0.33	$0.65	$0.64
Weighted average common shares	6,072	6,177	6,071	6,190
Weighted average common and common equivalent shares	6,090	6,205	6,091	6,218